Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

CHART INDUSTRIES INC
May 1, 2008
10:30 a.m. EDT

Moderator	Good morning and welcome to the Chart Industries, Inc. 2008 first quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the company’s earnings release that was issued earlier this morning. If you have not received the release, you may retrieve it by visiting Chart’s website at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until May 15th. The replay information is contained in the company’s earnings release.

Before we begin, the company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statements. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the company’s website, or through the SEC website, www.sec.gov. The company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries Executive Vice President and Chief Financial Officer. You may begin your conference.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

M. Biehl	Thank you, Brandy. Good morning, everyone. I would like to thank all of you for joining us today. I will begin by giving you an overview of our first quarter results. Sam Thomas, our Chairman, President and Chief Executive Officer, will provide highlights of the operating results for each of our business segments and then I will finish up by giving our revised outlook for 2008.

We are pleased with our reported net income of $14.6 million, or $0.51 per diluted share, for the quarter, which represented an increase of 104% compared with $7.2 million, or $0.28 per diluted share, a year ago.

Sales for the quarter were $170 million and represented an increase of 12% compared to net sales of $152 million a year ago. This growth of $18 million was led by our Energy & Chemicals segment.

Our gross profit for the quarter was $52 million, compared with $40 million a year ago. The solid gross profit performance was primarily due to improved project mix and improvements in project execution in the Energy & Chemicals segment. In addition, our BioMedical segment also contributed to the gross profit increase with higher volume and improved product mix in biological storage systems.

With the strengthening of the Euro, Czech Koruna and Chinese RMB against the U.S. dollar, we had a favorable impact from currency changes when comparing first quarter 2008 against the same quarter in 2007. This benefited our Distribution & Storage segment with their operations in the Czech Republic and China, which sell in those currencies. It also impacted our biomedical segment because its biological storage systems sales are largely transacted in Euros. For the quarter, the benefit from these currency changes increased sales by approximately $5.4 million and gross profit by approximately $1.3 million.

Selling, general and administrative, or SG&A expenses were $23 million, or 14% of sales for the quarter, compared with $20 million, or 13% of sales a year ago. This increase in SG&A expenses was mostly due to higher employee-related and infrastructure spending to support our business growth, and an additional $800,000, or 1/2% of sales, for stock based compensation expense related to the timing of long-term incentive awards. Prior year long-term incentive awards were made in the third quarter, which was the initial year of the plan. We expect the SG&A for

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

the full year of 2008 to be approximately 12% of sales, which is a 200 basis point improvement over the full year for 2007.

Amortization expense for the quarter was $2.7 million, or 1.6% of sales. This compares to amortization expense of $3 million, or 2% of sales for the same period a year ago. The decrease was due to certain intangible assets being fully amortized by the end of 2007.

Net interest expense and amortization of financing costs for the quarter was $5.2 million, compared to $6.8 million a year ago. This $1.6 million decrease reflects lower long-term debt outstanding as a result of a $40 million voluntary principal prepayment in the second quarter of 2007, using proceeds from our secondary stock offering, as well as lower interest rates. The decrease also reflects greater interest income earned due to higher cash balances during the first quarter of 2008.

Income tax expense was $6.6 million for the quarter, and represented an effective tax rate of 31%. This compares with $3.7 million of income tax expense a year ago, which represented an effective tax rate of 34.1%. The decline in the effective tax rate is mainly due to an increase in expected foreign investment tax credits, and lower enacted foreign tax and effective domestic state tax rates.

Cash provided by operating activities for the quarter was $14 million, compared with $1.0 million a year ago. The change in cash provided by operations in the quarter was primarily due to increased net income, and a decrease in net unbilled contract revenues due to the timing of progress payments under existing contracts with customers. These factors were partially offset by increased inventory to support business growth.

Cash used in investing activities was $4.3 million for the quarter compared with $6.6 million a year ago. Capital expenditures for the quarter were $3.7 million, and represented continued maintenance, expansion and automation of existing facilities to support business growth. Capital expenditures for the same period in 2007 were $5 million, and were used primarily for expansions at our Energy & Chemicals heat exchanger facility in Wisconsin, and the Distribution & Storage segment facility in China.

During the first quarter of 2008, we also contributed approximately $600,000, as our initial contribution for a 34% ownership interest, to enter

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

a joint venture in Saudi Arabia with two other companies to manufacture air-cooled heat exchangers in response to the high demand for equipment for the petrochemical market in that part of the world. We expect to make another contribution of approximately $900,000 during the second quarter. Additionally, during the first quarter of 2007, $1.6 million of cash was used to purchase the remaining minority interest in the Company’s Czech Republic subsidiary, Chart Ferox.

We ended this quarter with a strong cash position and I’m pleased to say that our balance sheet continues to improve. Indicative of this, last week Standard & Poor’s Rating Services raised its outlook on the Company to positive from stable, citing strong operating performance and a significant improvement in leverage. It also affirmed the B+ corporate credit rating on the company.

I will now turn the call over to Sam Thomas, who will review our operating results and business segment highlights.

S. Thomas	Thank you, Michael, and good morning everyone.

We’re very pleased with our first quarter operating results, which was led by our Energy & Chemicals segment. Their strong overall performance is a reflection of a more favorable project mix and improvements in project execution.

At Energy & Chemicals, or E&C, sales grew by 41% to $73.9 million for the quarter, compared to $52.3 million for the same quarter in the prior year. E&C gross profit margin increased to 29% in the quarter, which compares to 11.5% for the same period in 2007. The improvement in project mix includes significant work on LNG liquefaction and petrochemical projects. We also benefited from the absence of the complex one-time, long-term installation projects that had lowered results during the first quarter of 2007, as well as other fixed price contracts where we had incurred escalating raw material and labor costs. These factors, plus our improvements in project execution have contributed to the significant improvement in margin at E&C over the prior year quarter.

At our Distribution & Storage segment, or D&S, sales declined slightly by $2.5 million to $74.3 million, compared to $76.8 million for the first quarter of 2007. The decrease was attributable, in large part, to the previously reported lower U.S. bulk tank shipments as a result of customer

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

consolidations, including the Linde/BOC merger. The decrease was partially offset by increased packaged gas systems sales from the continued growth in the global industrial gas market.

D&S sales also benefited from the strengthening of the Euro and Czech Koruna against the U.S. dollar, as Michael mentioned. Lower volume in bulk storage tank shipments and the timing of price increases, versus material costs, were the primary reasons for the decline in the 2008 first quarter gross profit margin to 29.5% compared with 33.5% a year ago. D&S order intake of $91.1 million for the quarter was particularly strong for longer lead time engineered tanks, which are expected to flow through sales over the remainder of 2008.

Our BioMedical segment sales for the quarter decreased slightly to $22.1 million from $23.4 million for the same quarter in the prior year. This decrease was primarily attributable to lower volume in medical respiratory product sales, partially offset by biological storage systems and, to a lesser extent, foreign currency translation on the Euro denominated sales in the international market.

BioMedical gross profit margin increased to almost 39% in the quarter which compares to 34.5% a year ago. The improvement in margin is due to product mix in biological storage system sales where our products offer a clear value proposition and are in strong demand.

Backlog at March 31, 2008 was $469 million, 37% greater than the March 31, 2007 level of $342 million, but slightly lower as compared with the backlog of $475 million at December 31, 2007. Our prior year expansion of the brazed aluminum heat exchanger facility in Wisconsin has increased throughput, contributing somewhat to the backlog decline. I’d like to emphasize that order flow is historically volatile in our E&C segment due to project size, and it’s not unusual to see order intake change significantly from quarter-to-quarter, which will also impact backlog.

Orders at E&C during the quarter were $51 million compared to $118.8 million in the fourth quarter of 2007, which had included $25 million for an ethylene cold box destined for the Middle East, and awards in excess of $20 million for large brazed aluminum heat exchangers for air separation plants in China and Southeast Asia.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

Although E&C’s orders were softer in the first quarter of 2008, we don’t believe this to be a trend, as E&C’s weekly order intake for April this year was up almost 40% compared to the 2008 first quarter weekly order rate, and our overall bid activity is robust.

Orders in D&S in the quarter were slightly higher at $91.1 million, compared to $90.4 million in the fourth quarter of 2007. The backlog has grown to $124 million at the end of March, an increase of $17 million over the backlog at year end. While order intake is down for U.S. bulk storage tanks, we have seen improvements in the rest of the world.

BioMedical orders in the quarter were $22.7 million, slightly down from the $23.9 million of orders during the fourth quarter of 2007. We continue to penetrate international markets for both medical respiratory and biological storage products, but medical respiratory orders were down in the first quarter of 2008, particularly in Italy, one of our largest markets, as our customers were concerned about recent elections and the potential impact on the regulatory environment with respect to medical respiratory products. Now that the elections are over, our April order activity has rebounded in Italy.

Michael will now provide you with our updated outlook for 2008.

M. Biehl	Thank you, Sam.

As you know, we acquired Flow Instruments & Engineering GmbH on April 1, 2008 for approximately €12 million. Flow manufactures cryogenic flow meter systems for industrial gases and liquefied petroleum gas, distribution equipment for transport of CO2 and other gases, and provides calibration services. It will be included as part of our D&S segment as we move forward and will be immediately accretive to earnings.

Based on the Flow acquisition, our first quarter results, and current market conditions, we are revising our 2008 guidance. Our net sales outlook for 2008 is expected in a range of $745 million to $780 million, which compares to previous guidance of $730 million to $765 million. Our diluted earnings per share are expected to be in a range of $2.33 to $2.45 per diluted share which compares to previous guidance of $2.28 to $2.40 per diluted share. This is based on the effective tax rate remaining at 31%

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

for the year, and an estimated 29 million fully diluted weighted average shares outstanding.

Thank you for participating in our conference call. This concludes our remarks. Brandy, please open up the lines for questions and provide the participants with instructions for doing so.

Moderator	Your first question comes from the line of James West with Lehman Brothers.

J. West	Good morning.

S. Thomas	Good morning, James.

J. West	Sam, it sounds like on the E&C segment, that the decline in orders in the first quarter is more of a timing issue. It’s a lumpy business. April has really picked up significantly. I wonder if you could characterize a little further which product lines, what areas are seeing the most demand as you look out through the last month and the rest of the year.

S. Thomas	Within E&C, we really see strong project activity, bid activity, and attempts to try and bring orders forward across all of our products within E&C. There are very late stage negotiations going on for natural gas processing plants, for both medium scale or small, medium, and large scale LNG liquefaction. Petrochemical projects continue to move forward, particularly in the Middle East, and in Southeast Asia, and coal gasification projects, particularly in China with large air separation plants for them continued to be a main feature.

I would just remind you that a single order on many of these projects would swing us from reporting a decrease in orders to, in fact, reporting an increase in orders. So we’re not overly concerned that we can’t predict the quarterly order intake of E&C.

J. West	If we assume that the orders start to ramp up here throughout the year, how do you feel about your capacity in the E&C side of the business, let’s say if backlog does build significantly through the rest of the year to deliver those products?

S. Thomas	We believe we’re really well positioned with the capacity additions we’ve made. We’ve really positioned the business to be able to handle higher

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

output. We’ll continue to look at additional incremental capacity adds, potentially in the late 2009/2010 timeframe, and, in fact, we’re discussing with a number of customers their believed need for that additional capacity. In terms of looking at 2008/2009, we feel we’re very well prepared.

J. West	What impact will the recent moves in steel prices have on your business? Are you able to push through surcharges and higher pricing to offset those costs?

S. Thomas	Yes. All of the material price increases, or the vast majority of them, we actually have surcharge mechanisms to put them through. There may, depending on product lines, be a one or two month lag, but generally, we’re very well positioned to handle that, particularly in the stainless and nickel-based alloys market. The recent rapid run-up of carbon steel prices was significantly higher than expected, so we will see late first quarter, early second quarter, some impact from that, but it’s not significant.

J. West	Okay, that’s all I had. Thank you, Sam.

S. Thomas	Thank you.

Moderator	Your next question comes from the line of Jeff Spittel with Natixis Bleichroeder.

J. Spittel	Good morning, gentlemen.

S. Thomas	Good morning, Jeff.

J. Spittel	If I could, I wanted to ask a little bit about you talked about the product mix in E&C in the first quarter. Could you give us some color going forward in 2008 how that mix might shift around, and what the implications could be for margins there?

S. Thomas	We think that the mix in backlog is favorable, and, as we’ve guided earlier, we believe that the gross margins in E&C will be in the high 20s range, around 29% gross margin, with some opportunity for it to go into the low 30s.

J. Spittel	Switching over to the balance sheet and the acquisition front, can you characterize what you’re seeing out there in terms of asking prices, and

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

then how you evaluate that versus potentially looking at the share repurchase program, or other ways to redeploy that cash.

S. Thomas	We’re very encouraged with the discussions we’ve had for potential acquisitions. As is normally the case, sellers’ expectations tend to be higher than our aspirations to pay. We think that over the next six to twelve months, that the gap should narrow, and that there will be more opportunities for us.

J. Spittel	Okay, thank you, gentlemen. I’ll turn it over.

S. Thomas	Thank you, Jeff.

Moderator	Your next question comes from the line of Chris Agnew with Goldman Sachs.

C. Agnew	Thank you very much. Good morning.

S. Thomas	Hello, Chris.

C. Agnew	Perhaps a follow-up to that last question, just thinking about as you continue to generate cash flow and you’re sitting there with quite a large cash balance. With opportunities, potentially, over the next six to twelve months, is that the sort of timeframe we should think that perhaps you’re going to still continue to sit on the large cash balance?

S. Thomas	At the moment, yes. As you well know, it’s difficult to call the timing of acquisitions. Having said that, the uncertainty in the credit markets in terms of potential debt financing leads us to be conservative in terms of using our cash to pay down debt, simply because of the uncertainty of availability of a new debt package and its cost. So I think, at the moment, I would say we are comfortable with having the cash balance to give us the ability to make acquisitions, but we’ll continue to review it as the credit markets improve.

C. Agnew	Thank you. Regarding your joint venture in the Middle East, what other countries, regions would a similar venture make sense if you’re thinking about that? Is the joint venture announced a template for this type of structure? Finally, over time, is this something you would look to increase your stake, or potentially buy, or is it just the nature of this joint venture would be set against that?

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

S. Thomas	I think I would say that the specific nature of this joint venture to operate in the Middle East that we would have a preference generally for wholly owned ventures going into strong established growing manufacturing economies. There is sufficient uncertainty in the Middle East that we thought it was prudent to take a more measured approach.

C. Agnew	Are there any other particular geographies that you think are going through joint venture, or potentially the acquisition route, or areas you particularly look to target?

S. Thomas	Yes, we’ll continue to invest in China, because of its industrial growth. We’re looking closely at the other BRIC countries, because we believe there are above average opportunities in them.

C. Agnew	Would that be fair to say Russia, Brazil, and India, perhaps?

S. Thomas	Correct.

C. Agnew	A final question, I think you talked about in previous conference calls U.S. bulk storage systems had been a 10% decline, maybe in the first half of the year due to consolidation. Is it fair for us to think about that that situation is improving in the second half of the year, and are you still continuing to see double digit growth in Western Europe and 20% plus growth in China? Any change in the magnitude of those growth rates? Thank you.

S. Thomas	No change from what we’ve previously reported. We believe that the results are consistent with what we’ve indicated, and continue to see that pattern continuing. In terms of bulk tank sales, one of the two customers most affected has depleted their inventories that came as a result of that transaction, and has resumed buying at a higher pace. So we do expect it to improve in the second half.

C. Agnew	Thank you.

Moderator	Your next question comes from David Anderson with UBS.

D. Anderson	Sam, obviously the market is pretty fixated on inbound orders, as we’ve seen not only a reaction to your stock price today, but also another [inaudible] company yesterday. Can you just talk us through recognizing that inbound orders can be very lumpy, particularly for a company of your

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

size, should we have the confidence that you’re going to have your inbound orders this year will be higher than last year in Energy and Chemicals?

S. Thomas	We certainly anticipate that at this point, yes. The order activity and customer sentiment remain very strong.

D. Anderson	Along those same lines, should we expect backlog in Energy and Chemicals to increase over last year’s number?

S. Thomas	We are certainly planning on that basis, but I have to put the usual caution that with these large projects, timing is difficult to call, and I don’t have the ability to predict whether we get a fourth quarter project award, or whether it’s first quarter of next year. But we remain confident that the customer sentiment and the progress of moving from an initial bid through to a purchase order, that that activity pipeline is strong.

D. Anderson	I just want to make sure I understood you correctly. You said that April orders were 40% higher than the quarterly run rate in the first quarter, is that right?

S. Thomas	Within E&C, yes.

D. Anderson	Within E&C, okay, and, once again, I don’t mean to be holding you to when your orders are going to be, but is that a similar level you’re expecting to see through the rest of this quarter?

S. Thomas	I don’t know that. Bear with me just a moment, let me check to see what we are forecasting for the quarter. Yes, it’s consistent with our forecast, but again, please remember my caveat that it’s tough to call the timing in some of these awards at the $20 million to $40 million, or larger range can swing the needle quite a bit when you’re talking about total quarterly intake of the orders of $70 to $100 million.

D. Anderson	I certainly appreciate that, Sam. For the LNG out there, a number of delays, any kind of big awards we should be keeping our eye on? I know Brass River has been talked about and has probably been delayed by ten years by now, but what are you anticipating? Do you think that one could come through this year? Are there any other kinds of things that we should be keeping our eye on in the market in terms of the LNG side?

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

S. Thomas	We have the dilemma that, as these projects get closer to award, our visibility actually decreases, because you get to the point of radio silence.

D. Anderson	Okay.

S. Thomas	Having said that, the recent unrest in Nigeria would make me question depending on Brass going forward this year. However, the sentiment regarding Equatorial Guinea has been positive.

D. Anderson	Okay, a little bit of offsetting there. Just a last question in terms of your backlog, can you help us out? How far does that roll through right now? If you’re specifically talking about the E&C side, if you have backlog of about $335 million, how much of that rolls through in the next three quarters, and how much of that is going to be in ‘09?

M. Biehl	Roughly about 85% of E&C would roll through in the next three quarters. Overall, if you look at our total backlog, about 90% of that will roll through for the year.

D. Anderson	It sounds like that’s increased with your recent expansion of the brazed aluminum. Is that true? Did I read that correctly?

M. Biehl	Yes, that’s correct.

D. Anderson	Maybe it was four quarters before, and now it’s more like three quarters?

S. Thomas	I don’t know if it’s quite down a whole quarter, but it is clearly more rapid.

D. Anderson	Okay, that’s all for me. Thank you.

S. Thomas	Thank you.

Moderator	Your next question comes from Mike Kuchler with ING.

M. Kuchler	I was wondering if you could give us an update on your EWC contract.

S. Thomas	Sure. It’s progressing well, on, or ahead of schedule. The relationships with EWC have been very positive, and they seem bullish that there will be additional opportunities to continue the expansion of both the facility in Indonesia, as well as potential sites elsewhere in the world.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

M. Kuchler	Are you getting calls from other people seeing what you’re doing with them with the smaller trains, expressing interest in doing something similar, or is this something you can only do with EWC?

S. Thomas	We do have a cooperation agreement with EWC related to the specific designs that we would do with them, but we also are able to undertake similar LNG liquefaction projects with others, and we have a number of discussions regarding that. We’re also a significant supplier of brazed aluminum heat exchangers to other suppliers of LNG liquefiers for small scale plants.

M. Kuchler	Do you anticipate seeing an increase in small scale plants growth over the next 12 months or so, while these larger projects get delayed, and how would you think that would flow through in your orders and stuff?

S. Thomas	We certainly anticipate more small scale, medium scale LNG liquefiers to be built. There is fairly robust activity, bid activity, and late stage beyond FEED project activities, so that I’m bullish on it.

M. Kuchler	You think we’ll see announcements this year, or is this something that is not going to happen until next year?

S. Thomas	I would expect there to be additional medium and small scale LNG trains built this year, but again, it’s difficult to call the exact timing.

M. Kuchler	Thank you.

Moderator	Your next question comes from the line of Shawn Boyd with Westcliff Capital Management.

S. Boyd	I would just like to go back to the Distribution and Storage if we could. Within your full year revenue guidance of $745 million to $780 million, how much of that is Distribution and Storage?

S. Thomas	Roughly $340 million.

S. Boyd	As a follow-up to that earlier question regarding the timing here, and related to the consolidation among the customers. You mentioned that one of the customers has depleted their inventories and has resumed buying.

Exhibit 99.1
CHART INDUSTRIES, INC.
Host: Sam Thomas/Michael Biehl
May 1, 2008/10:30 a.m. EDT

You expect improvement in the second half. Should we expect improvement on a year-over-year basis in Q2 this quarter?

M. Biehl	In terms of sales?

S. Boyd	Correct.

M. Biehl	Yes, we would expect an improvement in sales in D&S second quarter versus second quarter last year. We would also expect their margins to moderate up slightly over the year to hit about a 30% range for their gross margin.

S. Boyd	For the whole D&S line or the fixed customers?

M. Biehl	For the whole D&S line.

S. Boyd	I remember thinking about this as a 32% gross margin target longer term. Is that still in the works, or am I off on that?

M. Biehl	For the year they could be. I would expect them to be in the 30% to 31.5% range, 32% range in terms of gross margin.

S. Boyd	So the 30% is on the quarter.

M. Biehl	Yes.

S. Boyd	That’s very helpful. Thank you.

Moderator	At this time, there are no further questions. I will turn the call back over to Mr. Thomas for any closing remarks.

S. Thomas	I would just like to thank everyone for joining the call, and reiterate that we remain very bullish on the prospects of our business. We think that the steps we’ve taken to improve our operating capabilities and capacities position us very well to continue to be a key supplier to the customers and markets we serve, and are very encouraged with the level of activity and prospects for our business. Thank you once again.

Moderator	This concludes today’s Chart Industries, Inc. 2008 first quarter conference call. You may now disconnect.